EXHIBIT 99.1

KBR to Acquire LinQuest, Expanding Technical Capabilities Across Air, Space and Digital Domains
•KBR entered into a definitive agreement to acquire LinQuest Corporation, adding digital integration capabilities for national security customers
•Acquisition expands opportunities for revenue growth, meeting customer and market demands
•Enhances KBR’s position in high-end, technically differentiated services across space, air dominance and battlespace missions

HOUSTON, July 16, 2024 – KBR (NYSE: KBR) announced today it has entered into a definitive agreement to acquire LinQuest Corporation.

LinQuest is an engineering, data analytics and digital integration company with a legacy of solving complex technical challenges for national security missions. They develop and integrate advanced technology solutions to meet the most challenging demands across space, air dominance and connected battlespace missions, including advanced AI and machine learning capabilities. LinQuest is a leader in supporting the U.S. Space Force, U.S. Air Force and other U.S. Department of Defense and intelligence agencies.

The acquisition of LinQuest is an important accelerator to KBR's strategy of furthering the delivery of high-end technology, expertise and mission capabilities. The two companies have highly complementary capabilities creating synergies across the portfolio of solutions that will drive new revenue growth. Additionally, over 74% of LinQuest’s 1,500+ employees hold security clearances, which will strengthen KBR’s support for strategic U.S. government clients to meet the demands of the rapidly changing defense and national security sector.

“LinQuest is an innovator in national security, space and technology solutions. Their talented people deliver high-end, technically and digitally differentiated services that are complementary to KBR,” said Stuart Bradie, KBR President and Chief Executive Officer. “LinQuest is a terrific company, and the revenue synergy opportunities are exciting. Our values are strongly aligned, and we are delighted to welcome this talented team to the KBR family.”

The transaction is expected to be accretive to adjusted EPS, which excludes amortization from purchased intangible assets and non-recurring transaction costs. The transaction has been unanimously approved by the KBR Board of Directors and is subject to certain regulatory approvals prior to closing.

The purchase price is $737M, inclusive of modest expected tax benefits, which represents a 2025 FY Adj. EBITDA multiple of just over 11x. KBR will utilize a combination of cash and existing debt capacity to fund the transaction, which is expected to close in Q3 or Q4 this year.

Arena Strategic Advisors supported financial due diligence and Gibson, Dunn & Crutcher LLP acted as legal advisor to KBR for the transaction.

Baird acted as the exclusive financial advisor to LinQuest in connection with the transaction. Kirkland & Ellis LLP acted as legal advisor to LinQuest.

Supplemental information is available at investors.kbr.com.

About KBR

We deliver science, technology and engineering solutions to governments and companies around the world. KBR employs approximately 35,000 people worldwide with customers in more than 80 countries and operations in over 30 countries.

KBR is proud to work with its customers across the globe to provide technology, value-added services, and long-term operations and maintenance services to ensure consistent delivery with predictable results. At KBR, We Deliver.
Visit www.kbr.com
About LinQuest Corporation
LinQuest is a national security space leader that enables defense and intelligence missions through advanced digital transformation solutions and the development, integration, and operation of mission-critical systems. With a legacy that spans 47 years, LinQuest’s 1,500-plus team members work side-by-side with their customers to solve their most complex technical challenges, drive innovation, and deliver fielded solutions for national security missions. More information can be found on the company's website at www.linquest.com.
Forward Looking Statements
The statements in this press release that are not historical statements, including statements regarding future financial performance, the timing and ability to close the proposed transaction and the expected benefits and opportunities of the proposed transaction to the company, are forward-looking statements within the meaning of the federal securities laws. When used in this press release, the words “estimates,” “expects,” “projects,” “plans,” “intends,” “believes,” “targets” or future or conditional verbs such as “will,” “should,” “could” or “may,” and variations of such words or similar expressions are intended to identify forward-looking statements. These statements are subject to numerous risks, uncertainties and assumptions, many of which are beyond the company’s control, that could cause actual results to differ materially from the results expressed or implied by the statements. These risks, uncertainties and assumptions include, but are not limited to, those set forth in the company’s most recently filed Annual Report on Form 10-K, any subsequent Form 10-Qs and 8-Ks and other U.S. Securities and Exchange Commission filings, which discuss some of the important risks, uncertainties and assumptions that the company has identified that may affect its business, results of operations and financial condition. Due to such risks, uncertainties and assumptions, you are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof. Except as required by law, the company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.
Non-GAAP Financial Metrics
Adjusted EBITDA and adjusted earnings per share (adjusted EPS) are non-GAAP financial metrics referenced in this press release. As used in this press release, adjusted EBITDA is calculated as EBITDA, which is defined as Net income attributable to KBR, plus interest expense; other non-operating expense; provision for income taxes; and depreciation and amortization, further adjusted by excluding certain amounts including acquisition, integration and restructuring costs, legacy legal fees and Ichthys commercial dispute costs. As used in this press release, adjusted EPS is calculated as diluted earnings per share, adjusted for certain amounts including amortization related to acquisitions, acquisition, integration and restructuring costs, legacy legal fees and Ichthys commercial dispute costs. Adjusted EBITDA and adjusted EPS are considered non-GAAP financial metrics because they exclude certain amounts included in the most directly comparable financial measure calculated in accordance with GAAP.
For further information, please contact:

Investors
Jamie DuBray
Vice President, Investor Relations
713-753-5082
Investors@kbr.com
Media
Philip Ivy
Vice President, Global Communications and Marketing
713-753-3800
MediaRelations@kbr.com